EXHIBIT 2








                              DATED 1st July, 2000





                            REGUS MANAGEMENT LIMITED


                                     - and -



                             MARK LESLIE JAMES DIXON



                      ------------------------------------

                                SERVICE AGREEMENT
                      ------------------------------------


                                Slaughter and May
                              35 Basinghall Street
                                 London EC2V 5DB

                                  Ref: AGR/MJVB
                                   CD003705843


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                                    CONTENTS

                                                                      Page

1.       Definitions                                                    3

2.       Term of Appointment                                            3

3.       Powers and Duties                                              3

4.       Salary                                                         4

5.       Pensions and Life Assurance                                    5

6.       Car                                                            5

7.       Share Options or Restricted Shares                             6

8.       Other Benefits                                                 6

9.       Expenses                                                       6

10.      Holidays                                                       6

11.      Confidential Information etc.                                  6

12.      Competitive Activities                                         7

13.      Post-termination Restrictions                                  7

14.      Return of Papers etc.                                          8

15.      Directorship                                                   8

16.      Sickness                                                       9

17.      Termination of Employment                                      9

18.      Miscellaneous Matters                                         10

19.      Notices                                                       10

20.      Other Agreements                                              10

21.      Governing Law                                                 11


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THIS AGREEMENT is made on 1st July, 2000

BETWEEN:-

(1) Regus Management Limited (registered in England No. 2307313) whose registered office is at 1 Northumberland Avenue, London WC2N 5BW (the "Company") and

(2) Mark L.J. Dixon ((the Executive") of White Ladies, Portnall Drive, Virginia Water, Surrey, GU25 4NR

WHEREBY IT IS AGREED as follows:-

1.    Definitions

      In this Agreement:

        the "Group"       Means Regus Business Centres plc and its subsidiary
                          undertakings.

2.    Term of Appointment

2.1 The Executive shall serve as Chief Executive Officer of Regus Business Centres plc. This Agreement shall commence on 1st July, 2000 and shall continue unless and until terminated by either party giving to the other not less than 12 months' notice in writing. The Company reserves the right to terminate the employment of the Executive at any time by paying to him a sum equal to twelve months salary under clause 4.1 for the period this Agreement would otherwise continue.

2.2 The Executive's employment shall in any event terminate on the date on which the Executive reaches the age of 65.

3.    Powers and Duties

3.1 The Executive shall exercise such powers and perform such duties (not being duties inappropriate to his senior status) in relation to the business of the Group as may from time to time be vested in or assigned to him by the Company. The Executive shall comply with all reasonable directions from, and all regulations of, the Company.

3.2 The Executive, who shall work such hours as may reasonably be required for the proper performance of his duties, shall devote the


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      whole of his time, attention and abilities during those hours to carrying out his duties in a proper, loyal and efficient manner.

3.3 The Executive shall travel to such places as the Company may from time to time require.

3.4 The Executive's normal place of work shall be in the Group's headquarters in Chertsey or at such other place within the South East of England as the Company may from time to time determine.

3.5 The Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive, and the Company may at any time or from time to time during any period of notice or in circumstances in which it reasonably believes that the Executive is guilty of misconduct or in breach of this Agreement in order that the circumstances giving rise to that belief may be investigated suspend the Executive from the performance of his duties or exclude him from any premises of the Group and need not give any reason for so doing. Salary and benefits will not cease to be payable by reason only of such suspension or exclusion.

4.    Salary

4.1 The Executive shall be paid monthly in arrears on or about the 25th of each month for his services during his employment a salary at the rate of (pound) 300,000.00 per annum or at such higher rate or rates as the Remuneration Committee of the Board of Directors of Regus Business Centres plc (the "Remuneration Committee") may from time to time determine and notify to the Executive in writing.

4.2 In addition to the amount set out in clause 4.1 above, the Executive shall be entitled to receive a bonus in respect of each financial year of the Group determined from time to time by the Remuneration Committee for the relevant financial year and subject to such performance targets as it may think fit. The Executive acknowledges that he has no right to receive a bonus and will not acquire such a right merely by virtue of having received one or more bonus payments during the course of his employment.

4.3 For the financial year ending 31st December, 2000 the amount of bonus will be up to 40% of the Executive's salary as set out in 4.1 above.

4.4 The Executive shall not be entitled to any other salary or fees as an ordinary or executive director or employee of the Company or any member of the Group and the Executive shall, as the Company may


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      direct, either waive his right to any such salary or fees or account for the same to the Company.

4.5 At least once in each 12 months the Company shall review, but shall not be obliged to increase the salary payable under this Agreement.

5.    Pensions and Life Assurance

5.1 The executive shall be entitled to participate in the Company's pension scheme in accordance with the rules laid down by the Company from time to time. Alternatively, the Company will pay contributions equal to those paid by the Executive to a recognised UK pension plan, up to a limit of 7% of the Executive's annual salary.

5.2 With effect from 1st July, 2000, the Executive is a member of the Company's Death In Service Benefit scheme operated by the American Life Insurance Company subject to the trust deed and rules of that scheme as in force from time to time, a copy of which is available for inspection at the Company Secretary's office at any time upon reasonable notice. No contributions to the scheme will be deducted from the Executive's salary.

6.    Car

6.1 The Company shall provide for the Executive (subject to his being qualified to drive) for business and reasonable private use a motor car suitable for a person of his status with a value of up to (pound)75,000 and shall bear or reimburse the cost of tax, insurance, repair, maintenance within the United Kingdom and cost of petrol for business and personal use. The Executive shall take good care of the car, ensure that the provisions of any regulations laid down by the Company from time to time as to the use of motor vehicles and of any policy of insurance are observed.

6.2 No equipment or article shall be fitted to a motor car provided by the Company without the Company's consent and any equipment or article fitted shall become the property of the Company and shall not be removed from the motor car without the prior written consent of the Company.

6.3 On termination of his employment (for whatever reason) or if the Executive is disqualified from driving the Executive shall promptly arrange for the return of the motor car to the Company (at the Executive's principal place of business) in a clean state and in good repair together with all sets of keys and codes for the operation of its alarm or other equipment and any documents relating to the motor car in his possession.


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6.4   Alternatively, the Executive may choose to receive an allowance of(pound)1,875 per month.

7.    Share Options or Restricted Shares

      In the event that the Executive is at any time granted options or shares pursuant to a share option scheme or restricted share scheme of any member of the Group, those options or shares shall be subject to the rules of those schemes as in force from time to time.

8.    Other Benefits

      The Executive and his immediate family is a member of the Company's BUPA (or similar) private health insurance scheme effective from 1st July, 2000, subject to the terms of that scheme and of any related policy of insurance as in force from time to time. The costs in respect of such membership will be paid by the Company.

9.    Expenses

      The Company shall reimburse to the Executive against production of receipts if requested all reasonable travelling, hotel, entertainment and other out-of-pocket expenses which he may from time to time be authorised to incur in the execution of his duties under this Agreement subject to such rules as may from time to time be notified by the Company.

10.   Holidays

      In addition to bank and other public holidays the Executive will be entitled to 25 working days paid holiday in every calendar year (or a proportional part thereof) to be taken at such time or times as may be approved by the Company. Unless previously agreed otherwise in writing with the Company, holidays not taken in the calendar year of entitlement or by the termination of employment will be lost and upon termination the Executive will not be entitled to any pay in lieu of holiday. Where the executive is under a notice to terminate his employment the Company may require that any unused holiday entitlement be taken during that notice period.

11.   Confidential Information etc.

      The Executive shall not, either during his employment or thereafter, use to the detriment or prejudice of the Company or any member of the Group or, except in the proper course of his duties, divulge to any person any trade secret or any other confidential information


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      concerning the business or affairs of the Company or any member of the
      Group which may have come to his knowledge during his employment.

12.   Competitive Activities

      During his employment the Executive shall not (unless otherwise previously agreed in writing by the Company) undertake any other business or profession or be or become an employee or agent of any other firm, company or other person or assist or have any financial interest in any other business or profession. The Executive may, however, hold or acquire by way of bona fide investment only shares or other securities of any company which are listed or dealt in on any recognised Stock Exchange, unless such other company is or may be carrying on a business competing or tending to compete with the business of the Company or any member of the Group.

13.   Post-termination Restrictions

13.1  In this clause 13:

      (A) "Restricted Business" means the business of the Company and any member of the Group at the time of the termination of the Executive's employment with which the Executive was involved during the period of 12 months ending on the date of the termination of his employment;

      (B) "Restricted Customer" means any firm, company or other person who, during the period of 36 months ending on the date of the termination of the Executive's employment, was a customer of or in the habit of dealing with the Company or any member of the Group; and

      (C) "Restricted Employee" means any person who, at the date of the termination of the Executive's employment, either was employed by the Company or any member of the Group at the level of or a more senior level to a centre manager or was an employee of the Company or any member of the Group and who could damage the interests of the Company or any member of the Group if he became employed in any business concern in competition with any Restricted Business.

13.2 The Executive will not, for a period of 12 months after the termination of his employment, solicit or endeavour to entice away from the Company or any member of the Group the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business.


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13.3  The Executive will not, for a period of 12 months after the termination of his employment, provide goods or services to or otherwise have any business dealings with any Restricted Customer in the course of any business concern which is in competition with any Restricted Business.

13.4 The Executive will not, for a period of 12 months after the termination of his employment, in the course of any business concern which is in competition with any Restricted Business offer employment to or otherwise endeavour to entice away from the Company or any member of the Group any Restricted Employee.

13.5 The Executive will not, for a period of 12 months after the termination of his employment, be engaged in or concerned in any capacity in any business concern which is in competition with any Restricted Business.

13.6 The obligations imposed on the Executive by this clause 14 extend to him acting not only on his own account but also on behalf of any other firm, company or other person and shall apply whether he acts directly or indirectly.

14.   Return of Papers etc.

      The Executive shall promptly whenever requested by the Company and in any event upon the termination of his employment deliver up to the Company all lists of clients or customers, correspondence and all other documents, papers and records which may have been prepared by him or have come into his possession, custody or control in the course of his employment, and the Executive shall not be entitled to and shall not retain any copies thereof. Title and copyright therein shall vest in the Company.

15.   Directorship

      The removal of the Executive from the office of director of the Company or any member of the Group or the failure of the Company or any member of the Group in general meeting to re-elect the Executive as a director if under the Articles of Association for the time being of such company shall not terminate his employment under this Agreement. The Executive shall not during his employment resign his office as a director of the Company or any member of the Group or do anything which could cause him to be disqualified from continuing to act as such a director.


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16.   Sickness

      Subject to production, if requested, of medical certificates satisfactory to the Company, if the Executive is absent from work due to sickness or accident he shall be entitled to a salary as follows:
      (a) full salary during the first 13 weeks and 25 per cent. of salary during the following 13 weeks in aggregate of such absence in any 12 month period and (b) thereafter such salary as the Company shall in its absolute discretion decide. Such remuneration shall include any sums the Company is obliged to pay to the Executive pursuant to the Social Security Contributions and Benefits Act 1992 (Statutory Sick Pay). The Company may reduce remuneration during incapacity by an amount equal to the benefit (excluding any lump sum benefit) which the Executive would be entitled to claim during such incapacity under the then current Social Security Acts (whether or not such benefit is claimed by the Executive).

17.   Termination of Employment

17.1  If the Executive:-

      (A) shall be or become incapacitated from any cause whatsoever from efficiently performing his duties under this Agreement for twelve months in aggregate in any period of twenty-four consecutive months; or

      (B) shall have an order under Section 252 of the Insolvency Act 1986 made in respect of him or if an interim receiver of his property is appointed under Section 286 of that Act; or

      (C) shall resign his directorship or office with any member of the Group or be or become prohibited by law from being a director; or

      (D) shall be guilty of misconduct or shall commit any serious or persistent breach of any of his obligations to the Company or any member of the Group (whether under this Agreement or otherwise); or

      (E) shall refuse or neglect to comply with any lawful orders given to him by the Company; or

      (F) shall become of unsound mind or become a patient under the Mental Health Act 1983; or

      (G) shall be convicted of a criminal offence as a result of which he is sentenced to a term of imprisonment,


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      then the Company shall be entitled by notice in writing to the
      Executive to terminate forthwith his employment under this Agreement. The Executive shall have no claim against the Company by reason of such termination.

17.2 Any delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.

18.   Miscellaneous Matters

18.1 The Company's disciplinary rules and procedures, as in force from time to time, shall apply to the Executive. The Company reserves the right to leave out any or all of the stages of those rules and procedures where it considers it appropriate to do so.

18.2 If the Executive is dissatisfied with any disciplinary decision or has a grievance relating to his employment he should first apply in person to the Chairman of the Board or, if there is no Chairman to a non executive director of Regus Business Centres plc at the time. The decision of the Chairman or Non Executive Director, as the case may be on such matter shall be final.

18.3 There are no collective agreements which directly affect the terms and conditions set out in this Agreement.

19.   Notices

      Any notice may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be posted to the Company (for the attention of its Secretary) at its registered office for the time being or to the Executive either at his address given above or at his last known address. Any such notice sent by post shall be deemed served forty-eight hours after it is posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and put in the post.

20.   Other Agreements

      The Executive acknowledges and warrants that there are no agreements or arrangements whether written, oral or implied between the Company or any other member of the Group and the Executive relating to the employment of the Executive other than those expressly set out in this Agreement and that he is not entering into this Agreement in reliance on any representation not expressly set out herein.


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21.   Governing Law

      This Agreement shall be governed by and construed under English law and each of the parties hereby irrevocably agrees for the exclusive benefit of the Company that the Courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

IN WITNESS whereof this Agreement has been signed by or on behalf of the parties hereto the day and year first before written.


SIGNED by                                         )
on behalf of the Company                          )
in the presence of:-                              )
                                                  )


SIGNED by the Executive                           )
in the presence of:-                              )
                                                  )
CD003705843